Exhibit 23.1



     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Nortek, Inc.

As independent certified public accountants, we hereby consent to the incorporation of our report of Ply Gem Industries, Inc. dated February 25, 1997, included in this Form 8-K (File No. 1-6112) into Nortek, Inc.'s previously filed registration statements on Form S-8 (File Nos. 33-22527 and 33-47897).


/s/Grant Thornton LLP
___________________
GRANT THORNTON LLP

New York, New York
September 10, 1997